Exhibit 99.1

Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	February 21, 2019

TELEFLEX REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS; PROVIDES 2019 GUIDANCE

Fourth Quarter 2018 Revenues of $641.6 million, up 7.8% Versus Prior Year Period; up 9.4% on a Constant Currency Basis
Fourth Quarter 2018 GAAP Diluted EPS from Continuing Operations of $1.87, up 303.3% Versus the Prior Year Period
Fourth Quarter 2018 Adjusted Diluted EPS from Continuing Operations of $2.77, up 13.5% Versus Prior Year Period

Full Year 2018 Revenues of $2,448.4 million, up 14.1% Versus Prior Year; up 12.7% on a Constant Currency Basis
Full Year 2018 GAAP Diluted EPS from Continuing Operations of $4.20, up 26.1% Versus Prior Year
Full Year 2018 Adjusted Diluted EPS from Continuing Operations of $9.90 up 17.9% Versus Prior Year

2019 Guidance Range for GAAP Revenue Growth of between 5% and 6%
2019 Guidance Range for Constant Currency Revenue Growth of between 6% and 7%
2019 Guidance Range for GAAP Diluted EPS from Continuing Operations of between $6.90 and $7.05
2019 Guidance Range for Adjusted Diluted EPS from Continuing Operations of between $10.90 and $11.10, up between 10.1% and 12.1%

New Manufacturing Footprint Realignment Plan to Further Improve Company Cost Structure Announced

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2018.

Fourth quarter 2018 net revenues were $641.6 million, an increase of 7.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2018 net revenues increased 9.4% over the year ago period.

Fourth quarter 2018 GAAP earnings per share from continuing operations was $1.87, as compared to GAAP earnings per share of $(0.92) in the prior year period. The increase in GAAP earnings per share from continuing operations reflects a $101.6 million decrease in taxes on income from continuing operations, as compared to the prior year period (in 2017, the Company recognized $107.9 million of net tax expense as a result of the enactment of federal tax legislation commonly referred to as the Tax Cuts and Jobs Act). Fourth quarter 2018 adjusted diluted earnings per share from continuing operations increased 13.5% to $2.77, compared to $2.44 in the prior year period.

Full year 2018 net revenues were $2,448.4 million, an increase of 14.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, full year 2018 net revenues increased 12.7% over the year ago period.

Full year 2018 GAAP net income per share from continuing operations was $4.20, as compared to GAAP earnings per share of $3.33 in the prior year period. The increase in GAAP earnings per share from continuing operations reflects a $106.5 million decrease in taxes on income from continuing operations. Full year 2018 adjusted diluted earnings per share from continuing operations increased 17.9% to $9.90, compared to $8.40 in the prior year period.

Liam Kelly, President and Chief Executive Officer, said, “The fourth quarter of 2018 marks the close of a strong year for Teleflex, led by robust revenue growth in Interventional Urology and Interventional Access, as well as many of our legacy product lines. Interventional Urology revenues for the full year 2018 were $196.7 million, an increase of nearly 57%, reflecting continued physician adoption of the UroLift System and expanding patient awareness of minimally invasive treatments for BPH. In addition, during 2018 the Company generated significant earnings growth, due in part to continued execution of our ongoing restructuring initiatives.”

“As we look forward to 2019, we are confident that our expanding global product portfolio will improve the lives of more patients. We expect to deliver another year of robust revenue growth, margin expansion and adjusted earnings growth, all while investing in our growth businesses to sustain our growth and profitability profile over the long term.”

FOURTH QUARTER AND FULL YEAR NET REVENUE BY SEGMENT

The following tables provide information regarding net revenues in each of the Company's reportable operating segments and all of its other operating segments for the three and twelve months ended December 31, 2018 and December 31, 2017 on both a GAAP and constant currency basis. The discussion below the table of the principal factors behind changes in net revenues for the three months ended December 31, 2018 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Currency Impact" column of the table.

	Three Months Ended		% Increase / (Decrease)
	December 31, 2018	December 31, 2017	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Vascular North America	$85.7	$80.7	6.1%	(0.2)%	6.3%
Interventional North America	69.7	61.7	13.2%	(0.1)%	13.3%
Anesthesia North America	50.8	49.9	2.0%	(0.1)%	2.1%
Surgical North America	42.4	43.7	(3.2)%	(0.2)%	(3.0)%
EMEA	150.9	143.6	5.1%	(3.1)%	8.2%
Asia	79.8	78.8	1.1%	(4.4)%	5.5%
OEM	52.7	46.0	14.8%	(0.6)%	15.4%
All Other	109.6	90.7	20.8%	(0.6)%	21.4%
Total	$641.6	$595.1	7.8%	(1.6)%	9.4%

	Twelve Months Ended		% Increase / (Decrease)
	December 31, 2018	December 31, 2017	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Vascular North America	$329.5	$313.6	5.1%	0.1%	5.0%
Interventional North America	261.6	220.6	18.6%	0.0%	18.6%
Anesthesia North America	205.1	198.0	3.6%	0.0%	3.6%
Surgical North America	166.3	175.2	(5.1)%	0.0%	(5.1)%
EMEA	603.8	552.7	9.2%	4.6%	4.6%
Asia	286.9	269.2	6.6%	0.0%	6.6%
OEM	206.0	183.0	12.6%	0.9%	11.7%
All Other	389.2	234.0	66.4%	(0.4)%	66.8%
Total	$2,448.4	$2,146.3	14.1%	1.4%	12.7%

Vascular North America fourth quarter 2018 net revenues were $85.7 million, an increase of 6.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2018 net revenues increased 6.3% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products and an increase in new product sales.

Interventional North America fourth quarter 2018 net revenues were $69.7 million, an increase of 13.2% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2018 net revenues increased 13.3% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in new product sales, higher sales volumes of existing products and price increases.

Anesthesia North America fourth quarter 2018 net revenues were $50.8 million, an increase of 2.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2018 net revenues increased 2.1% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in new product sales, partially offset by a decline in sales volumes of existing products.

Surgical North America fourth quarter 2018 net revenues were $42.4 million, a decrease of 3.2% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2018 net revenues decreased 3.0% compared to the prior year period. The decrease in constant currency revenue is primarily attributable to a decline in sales volumes of existing products and price decreases.

EMEA fourth quarter 2018 net revenues were $150.9 million, an increase of 5.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2018 net revenues increased 8.2% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products, price increases and an increase in new product sales.

Asia fourth quarter 2018 net revenues were $79.8 million, an increase of 1.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2018 net revenues increased 5.5%. The increase in constant currency revenue is primarily attributable to higher sales volumes of existing products and an increase in new product sales.

OEM fourth quarter 2018 net revenues were $52.7 million, an increase of 14.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2018 net revenues increased 15.4% compared to the prior year period. The increase in constant currency revenue is primarily attributable to higher sales volumes of existing products and an increase in new product sales.

All Other fourth quarter 2018 net revenues were $109.6 million, an increase of 20.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2018 net revenues increased 21.4% compared to the prior year period. The increase in constant currency revenue is primarily attributable to net revenues generated by our Interventional Urology business.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for 2018 totaled $214.7 million compared to $160.3 million for the prior year period.

Cash and cash equivalents at December 31, 2018 were $357.2 million compared to $333.6 million at December 31, 2017.

Net accounts receivable at December 31, 2018 were $366.3 million compared to $345.9 million at December 31, 2017.

Net inventories at December 31, 2018 were $427.8 million compared to $395.7 million at December 31, 2017.

2019 FOOTPRINT REALIGNMENT PLAN
In February 2019, we initiated a restructuring plan primarily involving the relocation of certain manufacturing operations to existing lower-cost locations and related workforce reductions (the “2019 Footprint realignment plan"). These actions are expected to be substantially completed during 2022.
We estimate that we will incur aggregate pre-tax restructuring and restructuring related charges in connection with the 2019 Footprint realignment plan of $56 million to $70 million, of which, we expect $21 million to $26 million to be incurred in 2019 and most of the balance is expected to be incurred prior to the end of 2021. We estimate that $53 million to $66 million of these charges will result in cash outlays, of which, $8 million to $9 million is expected to be made in 2019 and most of the balance is expected to be made by the end of 2021. Additionally, we expect to incur $29 million to $35 million in aggregate capital expenditures under the plan, of which, up to $18 million to $22 million is expected to be incurred during 2019 and most of the balance is expected to be incurred by the end of 2021.
The following table provides a summary of the Company’s cost estimates by major type of expense associated with the 2019 Footprint realignment plan:

Type of expense	Total estimated amount expected to be incurred
Termination benefits	$19 million to $23 million
Other costs (1)	$1 million to $2 million
Restructuring charges	$20 million to $25 million
Restructuring related charges (2)	$36 million to $45 million
Total restructuring and restructuring related charges	$56 million to $70 million

(1)	Includes contract termination costs as well as facility closure and other exit costs (employee and equipment relocation costs and outplacement costs).

(2)
Consists of estimated pre-tax charges related to costs directly related to the plan, primarily costs to transfer manufacturing operations to the new locations as well as accelerated depreciation of $3.0 million to $4.0 million. Most of the charges are expected to be recognized within costs of goods sold.

We expect to begin realizing plan-related savings in 2021 and expect to achieve annual pre-tax savings of $12 million to $14 million once the plan is fully implemented.
As the 2019 Footprint realignment plan progresses, management will reevaluate the estimated expenses and charges set forth above, and may revise its estimates, as appropriate, consistent with GAAP.

2019 OUTLOOK

On a GAAP basis, revenues in 2019 are expected to increase 5% to 6% over the prior year, reflecting our estimate of an approximately 1% unfavorable impact of foreign currency exchange rate fluctuations. On a constant currency basis, the Company estimates that revenues for full year 2019 will increase 6% to 7%.

The Company expects full year 2019 GAAP diluted earnings per share from continuing operations to be between $6.90 and $7.05. The Company expects adjusted diluted earnings per share from continuing operations to be between $10.90 and $11.10 for full year 2019, representing an increase of 10.1% to 12.1% over 2018 and reflecting our estimate of an approximately 2% negative impact from foreign currency exchange rate fluctuations.

Forecasted 2019 Constant Currency Revenue Growth Reconciliation

	Low	High

2019 GAAP revenue growth	5.0%	6.0%

Estimated impact of foreign currency exchange rate fluctuations	(1.0)%	(1.0)%

2019 constant currency revenue growth	6.0%	7.0%
Forecasted 2019 Adjusted Earnings Per Share Reconciliation

	Low	High

GAAP diluted earnings per share attributable to common shareholders	$6.90	$7.05

Restructuring, restructuring related and impairment items, net of tax	$0.68	$0.70

Acquisition, integration and divestiture related items, net of tax	$0.71	$0.72

Other items, net of tax	$0.06	$0.07

Intangible amortization expense, net of tax	$2.55	$2.56

Adjusted diluted earnings per share	$10.90	$11.10

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until February 26, 2019 at 11:00am (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 3059948.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: adjusted diluted earnings per share and constant currency revenue growth. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling historical adjusted diluted earnings per share from continuing operations to historical GAAP diluted earnings per share from continuing operations are set forth below. Tables reconciling changes in historical constant currency net revenues to historical GAAP net revenues are set forth above under “Fourth Quarter and Full Year Net Revenue by Segment." Tables reconciling forecasted 2019 constant currency revenue growth and forecasted 2019 adjusted earnings per share from continuing operations to their respective most directly comparable forecasted GAAP measures, forecasted 2019 GAAP revenue growth and forecasted 2019 GAAP diluted earnings per share from continuing operations, respectively, are set forth above under “2019 Outlook.”

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the items described below. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with the restructuring program.  Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. Impairment charges occur if, as a result of periodic impairment testing or due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results.

Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions.  These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; and bridge loan facility and backstop financing fees in connection with loan facilities that ultimately were not utilized. Divestiture related activities involve specific business or asset sales.  Depending primarily on the terms of the divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. See footnote 3 to the reconciliation tables set forth below.

Amortization of debt discount on convertible notes - When we sold $400 million principal amount of our 3.875% convertible notes (the “convertible notes”) in 2010, we allocated the proceeds between the liability and equity components of the debt, in accordance with GAAP.  As a result, the $83.7 million difference between the proceeds of the sale of the convertible notes and the liability component of the debt constituted a debt discount that was to be amortized to interest expense over the approximately seven-year term of the convertible notes, which significantly increased the amount we recorded as interest expense attributable to the convertible notes.  The amount of the amortization of the debt discount was reduced as a result of our repurchases of convertible notes in 2016 and 2017 and redemptions of the convertible notes by holders of the notes, although we continued to amortize the remaining portion of the debt discount to interest expense until August 2017, when all remaining convertible notes were either converted or matured.

Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

Loss on extinguishment of debt - In connection with debt refinancings, debt repayments, repurchases of convertible notes and redemptions of convertible notes, outstanding indebtedness is extinguished.  These events, which have occurred from time to time on an irregular basis, have resulted in losses reflecting, among other things, unamortized debt issuance costs, as well as debt prepayment fees and premiums (including conversion premiums resulting from conversion of convertible securities).

Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting our deferred tax liability.

In addition, the calculation of the weighted average number of diluted shares within adjusted earnings per share for the 2017 periods gives effect to the anti-dilutive impact of shares due to the Company under its previously outstanding convertible note hedge agreements. The convertible note hedge agreements reduced the potential economic dilution that otherwise would have occurred upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements was not reflected in the weighted average number of diluted shares). We believe that an adjustment to show the anti-dilutive effect of the convertible note hedge agreements provides supplemental information that can be useful to investors in assessing the computation of diluted earnings per share.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - December 31, 2018
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain)/Loss on sale of businesses & assets	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$275.8	$218.5	$27.8	$1.6	$1.4)	$8.7	$87.5	$1.87	46,849
Adjustments
Restructuring, restructuring related and impairment items (A)	3.5	0.8	0.1	1.6	—	1.0	5.0	$0.11	—
Acquisition, integration and divestiture related items (B)	—	6.8	—	—	(1.4)	(0.2)	5.6	$0.12	—
Other items (C)	—	1.8	—	—	—	0.1	1.6	$0.04	—
Intangible amortization expense	—	37.4	0.1	—	—	6.5	31.0	$0.66	—
Tax adjustments	—	—	—	—	—	1.1	(1.1)	$0.02)	—
Adjusted basis	$272.3	$171.8	$27.6	—	—	$17.2	$129.7	$2.77	46,849

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - December 31, 2017
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$264.4	$213.3	$25.5	$1.1	$110.2	$42.8)	$0.92)	46,636
Adjustments
Restructuring, restructuring related and impairment items (A)	3.9	0.3	0.3	1.1	1.8	3.7	$0.08	—
Acquisition, integration and divestiture related items (B)	0.4	16.2	0.2	—	(2.8)	19.5	$0.42	—
Other items (C)	1.3	1.9	—	—	0.6	2.7	$0.06	—
Intangible amortization expense	—	34.7	0.1	—	10.0	24.8	$0.53	—
Tax adjustments	—	—	—	—	(106.0)	106.0	$2.27	—
Adjusted basis	$258.8	$160.2	$24.9	—	$13.9	$113.7	$2.44	46,636

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Year Ended - December 31, 2018
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain)/Loss on sale of businesses & assets	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$1,063.9	$878.7	$106.2	$79.2	$1.4)	$23.2	$196.4	$4.20	46,801
Adjustments
Restructuring, restructuring related and impairment items (A)	13.4	1.0	0.3	79.2	—	11.6	82.3	$1.76	—
Acquisition, integration and divestiture related items (B)	1.1	60.1	0.5	—	(1.4)	0.8	59.5	$1.27	—
Other items (C)	(1.3)	4.3	—	—	—	0.1	2.8	$0.06	—
Intangible amortization expense	—	149.1	0.4	—	—	26.5	122.9	$2.63	—
Tax adjustments	—	—	—	—	—	0.6	(0.6)	$0.01)	—
Adjusted basis	$1,050.8	$664.3	$104.9	—	—	$62.8	$463.5	$9.90	46,801

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Year Ended - December 31, 2017
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$974.5	$700.0	$84.8	$14.8	$81.8	$5.6	$129.6	$155.3	$3.33	46,664
Adjustments
Restructuring, restructuring related and impairment items (A)	12.7	0.8	1.0	14.8	—	—	9.1	20.3	$0.44	—
Acquisition, integration and divestiture related items (B)	10.8	27.8	0.2	—	2.1	—	4.1	36.8	$0.79	—
Other items (C)	1.3	(1.9)	—	—	—	—	(1.1)	0.6	$0.01	—
Amortization of debt discount on convertible notes	—	—	—	—	0.9	—	0.3	0.6	$0.01	—
Intangible amortization expense	—	98.3	0.4	—	—	—	27.7	71.1	$1.52	—
Loss on extinguishment of debt	—	—	—	—	—	5.6	2.0	3.5	$0.08	—
Tax adjustments	—	—	—	—	—	—	(101.4)	101.4	$2.17	—
Shares due to Teleflex under note hedge	—	—	—	—	—	—	—	—	$0.05	(280)
Adjusted basis	$949.6	$574.9	$83.1	—	$78.8	—	$70.3	$389.5	$8.40	46,384

(A)
Restructuring, restructuring related and impairment items - For the three months ended December 31, 2018 and December 31, 2017, pre-tax restructuring related charges were $4.4 million and $4.4 million,

respectively. For the twelve months ended December 31, 2018 and December 31, 2017, pre-tax restructuring related charges were $14.7 million and $14.6 million, respectively.  For the twelve months ended December 31, 2018 and December 31, 2017, pre-tax impairment charges were $19.1 million and $0.0 million, respectively.

(B)
Acquisition, integration and divestiture related items - For the three months ended December 31, 2018, these charges were primarily related to contingent consideration liabilities. For the three months ended December 31, 2017, these charges were primarily related to our acquisition of NeoTract and contingent consideration liabilities. For the twelve months ended December 31, 2018, these charges were primarily related to contingent consideration liabilities and our acquisition of NeoTract. For the twelve months ended December 31, 2017, these charges were primarily related to our acquisitions of Vascular Solutions and NeoTract, as well as contingent consideration liabilities.  There were no divestiture related activities for the periods presented.

(C)
Other items - For the three months ended December 31, 2018, other items included losses associated with settlement of litigation related to an intellectual property matter, expenses associated with a franchise tax audit, and relabeling costs.  For the three months ended December 31, 2017, other items included both gains and losses associated with litigation settlements, the reversal of previously recognized income due to distributor acquisitions related to Vascular Solutions, the reversal of previously recognized income due to our distributor to direct sales conversion in China, and relabeling costs. For the twelve months ended December 31, 2018, other items included the reversal of previously recognized income due to distributor acquisitions related to Vascular Solutions, losses associated with settlement of ligation relating to an intellectual property matter, expenses associated with a franchise tax audit, and relabeling costs. Other items for the twelve months ended December 31, 2018 included a charge we incurred, as a result of the Tax Cuts and Jobs Act ("TCJA"), on our consolidated operations.  During the second quarter of 2018, we identified provisions of the TCJA that could have adverse consequences due to our organizational structure.  We implemented certain changes in the organizational structure (with, pursuant to tax law, retroactive impact back to 2017), as a result of which, we incurred a $1.9 million net worth tax in a foreign jurisdiction with respect to the 2017 tax year.  Because the decision to make the change resulting in the net worth tax occurred in the second quarter of 2018, and as permitted under GAAP, we recorded the net worth tax charge in 2018, and the adjustment eliminating the charge is included in the table for the year ended December 31, 2018.  For the twelve months ended December 31, 2017, other items included both gains and losses associated with litigation settlements, the reversal of previously recognized income due to distributor acquisitions related to Vascular Solutions, the reversal of previously recognized income due to our distributor to direct sales conversion in China, and relabeling costs.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular access, interventional cardiology and radiology, anesthesia, emergency medicine, surgical, urology and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.
Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch®, UroLift®, and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, our expectation that our global product portfolio will improve the lives of more patients; our expectation that Teleflex will have robust revenue growth, margin expansion and adjusted earnings growth in 2019, while investing in growth businesses to sustain our financial profile over the long term; forecasted 2019 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share; and our estimates regarding the projected impact of foreign currency exchange rate fluctuations on our 2019 financial results. Actual results could differ materially from those in the forward-looking statements due to, among other things, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend or replace the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; the impact of tax legislation and related regulations; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, trade disputes, sovereign debt issues and the impact of the United Kingdom's pending departure from the European Union; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(Dollars and shares in thousands, except per share)
Net revenues	$641,615	$595,106	$2,448,383	$2,146,303
Cost of goods sold	275,794	264,375	1,063,941	974,501
Gross profit	365,821	330,731	1,384,442	1,171,802
Selling, general and administrative expenses	218,540	213,289	878,688	699,963
Research and development expenses	27,798	25,471	106,208	84,770
Restructuring and impairment charges	1,605	1,067	79,230	14,790
Gain on sale of assets	(1,388)	—	(1,388)	—
Income from continuing operations before interest, loss on extinguishment of debt and taxes	119,266	90,904	321,704	372,279
Interest expense	23,257	23,662	103,020	82,546
Interest income	(168)	(155)	(944)	(771)
Loss on extinguishment of debt	—	—	—	5,593
Income from continuing operations before taxes	96,177	67,397	219,628	284,911
Taxes on income from continuing operations	8,664	110,244	23,196	129,648
Income from continuing operations	87,513	(42,847)	196,432	155,263
Income (loss) from discontinued operations	4,397	63	5,643	(4,534)
Tax (benefit) on income (loss) from discontinued operations	1,320	(126)	1,273	(1,801)
Income (loss) on discontinued operations	3,077	189	4,370	(2,733)
Net income	90,590	(42,658)	200,802	152,530
Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.90	$(0.95)	$4.30	$3.45
Income (loss) on discontinued operations	0.07	—	0.09	(0.06)
Net income	$1.97	$(0.95)	$4.39	$3.39
Diluted:
Income from continuing operations	$1.87	$(0.92)	$4.20	$3.33
Income (loss) on discontinued operations	0.06	0.01	0.09	(0.06)
Net income	$1.93	$(0.91)	$4.29	$3.27
Weighted average common shares outstanding:
Basic	45,993	45,093	45,689	45,004
Diluted	46,849	46,636	46,801	46,664
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$87,513	$(42,847)	$196,432	$155,263
Income (loss) from discontinued operations, net of tax	3,077	189	4,370	(2,733)
Net income	$90,590	$(42,658)	$200,802	$152,530

TELEFLEX INCORPORATED
CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
	(Dollars and shares in thousands, except per share)
ASSETS
Current assets
Cash and cash equivalents	$357,161	$333,558
Accounts receivable, net	366,286	345,875
Inventories, net	427,778	395,744
Prepaid expenses and other current assets	72,481	47,882
Prepaid taxes	12,463	5,748
Total current assets	1,236,169	1,128,807
Property, plant and equipment, net	432,766	382,999
Goodwill	2,246,579	2,235,592
Intangibles assets, net	2,325,052	2,383,748
Deferred tax assets	2,446	3,810
Other assets	34,979	46,536
Total assets	$6,277,991	$6,181,492
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$86,625	$86,625
Accounts payable	106,709	92,027
Accrued expenses	97,551	96,853
Current portion of contingent consideration	136,877	74,224
Payroll and benefit-related liabilities	104,670	107,415
Accrued interest	6,031	6,165
Income taxes payable	5,943	11,514
Other current liabilities	38,050	9,053
Total current liabilities	582,456	483,876
Long-term borrowings	2,072,200	2,162,927
Deferred tax liabilities	608,221	603,676
Pension and postretirement benefit liabilities	92,914	121,410
Noncurrent liability for uncertain tax positions	10,718	12,296
Noncurrent contingent consideration	167,370	197,912
Other liabilities	204,134	168,864
Total liabilities	3,738,013	3,750,961
Commitments and contingencies
Shareholders’ equity
Common shares, $1 par value Issued: 2018 — 47,248 shares; 2017 — 46,871 shares	47,248	46,871
Additional paid-in capital	574,761	591,721
Retained earnings	2,427,599	2,285,886
Accumulated other comprehensive loss	(341,085)	(265,091)
	2,708,523	2,659,387
Less: Treasury stock, at cost	168,545	228,856
Total shareholders' equity	2,539,978	2,430,531
Total liabilities and shareholders' equity	$6,277,991	$6,181,492

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018	2017
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$200,802	$152,530
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(4,370)	2,733
Depreciation expense	60,494	56,497
Amortization expense of intangible assets	149,486	98,766
Amortization expense of deferred financing costs and debt discount	4,734	5,075
Loss on extinguishment of debt	—	5,593
Fair value step up of acquired inventory sold	—	10,442
Changes in contingent consideration	52,977	3,575
Impairment of long-lived assets	19,110	—
Stock-based compensation	22,438	19,407
Net gain on sales of businesses and assets	(1,388)	—
Deferred income taxes, net	(6,097)	(41,822)
Other	(18,803)	(18,469)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(23,412)	(11,039)
Inventories	(37,198)	(22,363)
Prepaid expenses and other current assets	(10,351)	547
Accounts payable, accrued expenses and other liabilities	62,404	39,001
Income taxes receivable and payable, net	(35,740)	125,828
Net cash provided by operating activities from continuing operations	435,086	426,301
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(80,795)	(70,903)
Payments for businesses and intangibles acquired, net of cash acquired	(121,025)	(1,768,284)
Proceeds from sales of businesses and assets	3,878	6,332
Net interest proceeds on swaps designated as net investment hedges	1,548	—
Net cash used in investing activities from continuing operations	(196,394)	(1,832,855)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	35,000	2,463,500
Reduction in borrowings	(128,500)	(1,239,576)
Debt extinguishment, issuance and amendment fees	(188)	(26,664)
Proceeds from share based compensation plans and the related tax impacts	22,655	5,571
Payments for contingent consideration	(73,235)	(335)
Dividends	(62,165)	(61,237)
Net cash (used in) provided by financing activities from continuing operations	(206,433)	1,141,259
Cash flows from discontinued operations:
Net cash provided by (used in) operating activities	2,292	(6,416)
Net cash provided by (used in) discontinued operations	2,292	(6,416)
Effect of exchange rate changes on cash and cash equivalents	(10,948)	61,480
Net increase (decrease) in cash and cash equivalents	23,603	(210,231)
Cash and cash equivalents at the beginning of the year	333,558	543,789
Cash and cash equivalents at the end of the year	$357,161	$333,558
Supplemental cash flow information:
Cash interest paid	$101,790	$74,256
Income taxes paid, net of refunds	$65,605	$49,144
Non cash investing and financing activities of continuing operations:
Property, plant and equipment additions due to build-to-suit lease transactions	$29,448	$—
Purchases of businesses and related costs	$54,696	$261,733
Settlement and exchange of convertible notes with common or treasury stock	$—	$53,207
Acquisition of treasury stock from settlement and exchange of convertible note hedge and warrants	$56,075	$141,405